U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                             Norrlanska Kross, Inc.,
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Colorado                                                84-1185845
----------------------------   ----------------------------  -------------------
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
of incorporation or             Classification Code Number)  Identification No.)
organization)

    10077 E. County Line Road, Longmont, Colorado                  80501
    ---------------------------------------------                ---------
(Address of registrant's principal executive offices)           (Zip Code)

                                 (303) 772-3316
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, no par value              500,000(1)             $0.50              $250,000.00            $66.00
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            1,453,304(2)             $0.25              $363,326.00            $95.91
--------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value             395,000(3)             $0.25              $ 98,750.00            $26.07
====================================================================================================================


                         Total Registration Fee: $187.98
                                                 -------

(1)  Represents shares offered for sale by Norrlanska Kross, Inc.

(2) Represents shares offered by selling shareholders. The offering price of $0.25 per share for the selling shareholders was estimated for the purpose of calculating the registration fee. Selling shareholders may sell at market.

(3)  Represents shares underlying outstanding warrants.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                             Norrlanska Kross, Inc.,
                             a Colorado corporation

                        2,348,304 Shares of Common Stock
                        --------------------------------


We are offering 500,000 shares of our common stock on a best-efforts basis. The offering will commence when this Registration Statement is declared effective by the Securities and Exchange Commission and will end six months later, unless extended by our Board of Directors. The purchase price is $0.50 per share. There are no minimum purchase requirements and all funds raised through participating Broker-Dealers will be placed in an escrow account and distributed pursuant to rules and guidelines established by the National Association of Securities Dealers. Additionally, 70% of all funds from the offering will be deposited into an escrow account for the specific purpose of acquiring an interest in a complementary business. We are offering the shares without any underwriting discounts. If all of the shares offered by us are purchased, the proceeds to us will be $250,000.00, less broker-dealer fees and the costs of the offering.

We are also registering 395,000 shares of our common stock underlying outstanding warrants and 1,453,304 shares of our common stock acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock. We intend to apply for quotation on the Over-The-Counter Bulletin Board, an electronic quotation system, after the Registration Statement, of which this prospectus is a part, is cleared by the Securities and Exchange Commission.


See the portion of this prospectus entitled "Risk Factors" beginning on Page 5 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


================================================================================
                      Price to         Offering          Proceeds to the
                       Public          Expenses              Company
--------------------------------------------------------------------------------
Per Share              $0.50            $0.075                $0.425
--------------------------------------------------------------------------------
Maximum             $250,000.00        $37,500               $212,500
(500,000
Shares)
================================================================================
(1) The shares will be offered and sold on a "best efforts" basis by us and by Participating Brokers/Dealers licensed by the National Association of Securities Dealers, Inc. ("NASD"). Each Participating Broker/Dealer will receive from the proceeds of the Offering (i) a sales commission equal to ten percent (10%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us; (ii) a reimbursement of expenses associated with ongoing due diligence in an amount equal to two (2%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us, which fee is intended to compensate that Participating Broker/Dealer for any and all expenses incurred by Participating Broker Dealer associated with the due diligence process; and (iii) a reimbursement of offering expenses in an amount equal to three percent (3%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us, which is intended to reimburse that Participating Broker/Dealer for offering expenses, e.g. postage, legal fees, and similar expenses.


                 The date of this prospectus is August 31, 2001.

                             Subject to completion.

                                TABLE OF CONTENTS






     Summary of Our Offering .........................................    4
     Risk Factors ....................................................    5
     Use of Proceeds .................................................    9
     Determination of Offering Price .................................    9
     Dilution ........................................................    9
     Selling Security Holders ........................................   10
     Plan of Distribution ............................................   17
     Legal Proceedings ...............................................   17
     Directors, Executive Officers, Promoters and Control Persons.....   19
     Security Ownership of Certain Beneficial Owners and
          Management .................................................   20
     Description of Securities .......................................   21
     Interest of Named Experts and Counsel ...........................   21
     Disclosure of Commission Position on Indemnification for
          Securities Act Liabilities .................................   21
     Organization Within Last Five Years .............................   22
     Description of Business .........................................   22
     Management' Discussion and Analysis of Financial Condition
          and Results of Operations ..................................   24
     Description of Property .........................................   24
     Certain Relationships and Related Transactions ..................   25
     Market for Common Equity and Related Stockholder Matters ........   26
     Executive Compensation ..........................................   27
     Financial Statements ............................................   F-1
                                                                         through
                                                                         F-22
     Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure ...................................   27
     Legal Matters ...................................................   27
     Experts .........................................................   28
     Available Information ...........................................   28
     Indemnification of Directors and Officers .......................   28
     Other Expenses of Issuance and Distribution .....................   29
     Recent Sales of Unregistered Securities .........................   29
     Exhibits ........................................................   30
     Undertakings ....................................................   30
     Signatures ......................................................   32
     Power of Attorney ...............................................   33


Outside Back Cover Page

Dealer Prospectus Delivery Obligation
Until this offering ends, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Summary of our offering

Our Business:                           Our principal business address is 10077
                                        East County Line, Longmont, Colorado
                                        80501; our telephone number
                                        (303) 772-3316.

                                        Our original business plan was to
                                        acquire a beef packaging company located in Denver, Colorado. We were unable to complete that acquisition. In 1992 we became a manufacturer's representative for Salco, a metal forming business located in Denver, Colorado. In 1995 we acquired shares of Solar Energy Research Corp. and Telegen Corporation. From August 1996 through July 1997 we sold Telegen shares to raise capital. At about the same time our management changed the plan of operation in order to engage in the business of acquiring an asset or business through a merger or acquisition. We intend to acquire or develop battery technology-based businesses by exchanging shares of our common stock for a controlling interest in the outstanding stock of such businesses or, in the alternative, acquiring the assets of such businesses and operating and developing those assets through corporations which we will form as our subsidiaries. Once we are a reporting company we may also "spin out" subsidiaries to develop new technology-based businesses as subsidiaries.

                                        We formed Caseel, Inc., a Colorado
                                        corporation, and Enviro-Quest
                                        Technologies U.S.A., Inc. to be operated as wholly-owned subsidiaries. However, we have been unable to consummate an agreement to acquire the assets necessary to operate those companies. Our current business plan is to build battery technology-based businesses which we will operate as subsidiaries. Our objective is to operate those subsidiaries profitably. We may also dividend shares of our subsidiary companies to our shareholders, or sell some of our interests in subsidiary companies to raise capital. We have an interest in Battery Power Online U.S.A., Inc., a Colorado corporation, and plan to distribute some or all of that interest to our shareholders when, and if, a pending registration statement for those shares becomes effective.



Significant                             We have no revenues or earnings from
Financial Information:                  operations.  We have no significant
                                        assets or financial resources.  We have
                                        operated  at a loss to date and will,
                                        in all  likelihood,  continue to
                                        sustain operating expenses without
                                        corresponding revenues. As of December
                                        31, 2000, our losses since inception
                                        were approximately $196,399. We have not generated any revenues and we do not anticipate that we will generate any revenues in our current fiscal year. We continue to depend on James Wiegand, our sole director and principal shareholders, to provide working capital so that we can continue our operations and we currently have a working capital deficit. For these reasons, there is substantial doubt about our ability to continue as a going concern.

Number of Shares Being Offered:         The selling security holders want to
                                        sell 1,453,304 shares of our common
                                        stock. We intend to sell 500,000 shares
                                        of our common stock being registered
                                        pursuant to this registration statement.
                                        We are also registering 395,000 shares
                                        of common stock underlying outstanding
                                        warrants held by 10 of our shareholders, including our president and sole director, Mr. Wiegand.

Number of Shares Outstanding            1,496,999 shares of our common stock are
After the Offering:                     currently issued and outstanding. If we
                                        sell all of the shares we are offering,
                                        1,996,999 shares of our common stock
                                        will be issued and outstanding. If all
                                        outstanding warrants are exercised, we
                                        will have an additional 395,000 common
                                        shares issued and outstanding. We have
                                        no other securities issued.

Estimated use of                        We will receive gross proceeds of
proceeds:                               $250,000.00,  if all of the shares
                                        offered by us at $0.50 per  share  are
                                        purchased.  Some of those proceeds will
                                        be used to pay the  costs of the
                                        offering and broker-dealer fees. We
                                        intend to use the remaining proceeds
                                        from such sale for corporate development and for working capital. Any funds raised by participating Broker-Dealers will be placed in an escrow account and released to us pursuant to rules and guidelines established by the National
                                        Association of Securities Dealers.
                                        Additionally, 70% of the proceeds from
                                        the sale of the shares we are
                                        registering will be held in escrow for
                                        use in acquiring a complementary
                                        business or businesses. We will not
                                        receive any of the proceeds from the
                                        sale of those shares being offered by
                                        the selling shareholders.


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Because we are a company with losses since our formation and we anticipate that we will lose money in the foreseeable future, we may not be able to achieve profitable operations. Therefore, investors may lose all or part of their investment, if we do not raise additional capital or generate revenues.

We were incorporated in December 1991. As of December 31, 2000, our losses since inception were approximately $196,399. We have not generated any revenues and we do not anticipate that we will generate any revenues in our current fiscal year. We have no significant assets or financial resources. Our only current source of working capital is the sale of our common stock or other securities to raise capital, including but not limited to shares of stock registered for sale by this registration statement, which will result in dilution to our existing shareholders. To fund continued operations, we need additional capital. We cannot guaranty that we will be able to obtain additional financing at commercially reasonable rates. Because we have operated at a loss to date and will, in all likelihood, continue to sustain operating expenses without corresponding revenues, there is significant doubt about our ability to continue operations as a going concern.

Because of our financial condition, we may not be able to obtain financing, which might force us out of business.

To complete our development, we will be required to raise additional funds. We believe that it will be difficult for us to obtain financing at commercially reasonable rates. We anticipate that we will require capital to finance our operations. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our development. This would have a material adverse affect on our ability to continue our operations.

We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations, which could have a material adverse affect on our results of operations.

James Wiegand, our sole director, officer and principal shareholder has paid many of our expenses and if he stops funding our operations we may go out of business.

Mr. Wiegand has contributed $3,631 which was used to pay our expenses to date and has no obligation to continue to pay our expenses. During the year ended December 31, 2000, Amery Coast Corporation, an affiliate of Mr. Wiegand, paid professional fees and general and administrative expenses on our behalf, which totaled $10,625. Mr. Wiegand also provides his services as an officer to us without any cash compensation. If he does not continue to provide us with his services or if he does not continue to pay our expenses, our operations will cease.

Because we are entirely dependent on Mr. Wiegand and his wife, Ms. Collins, for our management, we might be unable to continue our business if either Mr. Wiegand or Ms. Collins resigned.

Currently, we have only one director, James Wiegand, who also serves as our president. His wife, Janet Collins, is our secretary. We do not have employment agreements with either Mr. Wiegand or Ms. Collins. Mr. Wiegand, Ms. Collins, and our principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 59.3% of our issued and outstanding common stock, and would own 63% of our outstand-ing shares of common stock if the group exercised all their warrants to purchase common stock. Such concentrated management, ownership and control of the company may adversely affect the price of our common stock. Mr. Wiegand, Ms. Collins and our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.

The success of our proposed plan of operation will depend to a great extent on the operations, financial condition and management of our proposed subsidiaries and other companies we acquire. Our current business plan is to build battery technology-based businesses which we will operate as subsidiaries. Once we become a reporting company, we may spin-off or acquire technology-based businesses which we will own and operate as subsidiaries. This will subject us to all the risks inherent in operating a new business, including:

     o Our success in each business will be dependent on the key personnel of our acquired companies;
     o    Our acquired companies may compete with each other;
     o We may not have opportunities to acquire interests in additional companies;
     o Our ability to manage acquired companies may be strained if we acquire more companies;
     o Our financial and manpower resources may be strained if we acquire more companies; and
     o The prospects of these businesses must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business.

Our management, specifically Mr. Wiegand, has limited experience in evaluating possible acquisitions. Because we do not have available working capital, we cannot afford to hire financial or other advisors to assist us in identifying appropriate acquisition candidates. Mr. Wiegand has limited experience in the securities industry and in regard to mergers and acquisitions. We are therefore at a competitive disadvantage as compared to other companies which may have a business plan similar to ours.

We have not been profitable in our securities transactions to date and we have lost value in several securities transactions. For example, we obtained shares of Telegen pursuant to a reverse merger. When we obtained the Telegen shares, they were valued at approximately $3.50 per share; when we sold those shares, they were valued at approximately $0.30 per share, resulting in a significant loss. We used the proceeds of the Telegen share sale to pay administrative expenses and to purchase 100 shares of Worldcom. We still own those Worldcom shares, which are currently trading at approximately one-third of the Company's basis in those shares.

Because our officers and sole director are engaged in other activities, they could have conflicts of interest with us and they may not devote sufficient time to our affairs, which would damage our business.

The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other entities may occur from time to time.

In addition to serving as our president and the sole director, Mr. Wiegand is the president and a director of Amery Coast Corporation, a Colorado corporation. Mr. Wiegand currently devotes approximately 20% of his time to Amery Coast Corporation. We do not believe that we have any conflicts of interest with the business or industry of Amery Coast Corporation, other than Mr. Wiegand's duty to provide management and services.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Because we will be subject to the "penny stock" rules, investors may have difficulty selling their shares.

We do not currently participate on the Over-The-Counter Bulletin Board or other electronic quotation system. In the event we do participate on an electronic quotation system, we will be a "penny stock". Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because we lack a public market for shares of our common stock, it will be difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the high technology sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we have no minimum offering, an investor in this offering has no assurance that we will raise the minimum amount of proceeds necessary to carry out our development and plan of operation.

Our common stock may be illiquid if we do not have sufficient funds to operate. If we do not sell a sufficient amount of our stock in this offering, we may not even be able to pay the expenses of this offering.

Because we lack a public market for shares of our common stock, the offering price of the shares has been arbitrarily determined. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in the OTC Bulletin Board, an electronic quotation medium for securities traded outside the Nasdaq Stock Market. There are no market makers who buy or sell our securities. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the offering price of shares of our common stock has been arbitrarily determined. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.


We are registering all of the issued and outstanding shares of common stock, including those shares owned by our officers and director. The selling security holders, including our officers and director, may sell all of their shares as soon as possible, which could significantly decrease the price of our common stock and reduce our officers' and director's desire to see us succeed.


All of the stock owned by the selling security holders, including our officers and director, will be registered by the registration statement of which this prospectus is a part. The selling security holders, including our officers and director, may sell some or all of their shares immediately after they are registered. In the event that the selling security holders sell some or all of their shares, the price of our common stock could decrease significantly. Investors may also find it difficult to sell their shares because our officers and sole director own approximately 48% of our issued and outstanding common stock.


In the event that our officers and director sell all or some of their common stock, a conflict of interest will occur between our officers' and director's duties to us and their personal interests in selling their shares. Mr. Wiegand has paid our expenses because he has a significant equity interest in the company. In the event that that Mr. Wiegand sells some or all of his shares, he may not have a continued incentive to fund our operations and pay our expenses. We cannot assure you that the officers and director will not sell some or all of their shares as soon as they are registered.


If we are classified as an investment company, we may be subject to reporting requirements under the Investment Company Act of 1940, which would further strain our limited resources.

If the Securities and Exchange Commission determines that we meet certain criteria (for example, that we primarily engage in the business of investing and trading in securities issued by companies engaged in business in interstate commerce), we may be required to satisfy the registration and other requirements of the Investment Company Act of 1940. Presently we lack the funds necessary to pay the legal, accounting and other expenses incidental to those requirements.

We have an interest in Battery Power Online, Inc., a Canadian corporation, and we may acquire an interest in other companies with international operations. There are a number of potential problems in doing business in foreign countries. There are also a number of risks associated with international operations that could adversely affect our business. There are certain risks inherent in doing business in international markets, such as the following:

o uncertainty of product acceptance by different cultures- unforeseen changes in regulatory requirements
o    difficulties in staffing and managing multinational operations
o    state-imposed restrictions on the repatriation of funds
o    currency exchange-rate fluctuations
o    potential adverse tax consequences.

There is a risk that such factors will have an adverse effect on our profits and liquidity upon any acquisition, by us, of an interest in a foreign company.


Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders. We will receive gross proceeds of $250,000 if all of the shares of common stock offered by us at $0.50 per share are purchased. Assuming all of the shares are purchased, we intend to use the net proceeds, after paying the costs of the offering and broker-dealer fees, in the following manner:


o 70% will be placed into an escrow account to be used only to acquire an interest in or control of a complementary business; and
o 30% for corporate development which includes working capital and hiring executive management and paying fees and costs associated with compliance requirements.

We intend to file quarterly and annual reports containing our current quarterly and year-end financial statements with the Securities and Exchange Commission. We will incur attorneys' fees, accounting and auditing costs, EDGARization costs, and management time satisfying our reporting obligations.


Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The offering price of the 500,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.



Dilution
--------


We are intending to sell 500,000 shares of our common stock being registered by this registration statement. We are also registering 395,000 shares of our common stock underlying outstanding warrants. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes all 500,000 shares of common stock will be sold and all of the warrants will be exercised.


=======================================================================================================
                                       Shares Issued                Total Consideration
                                 --------------------------     ---------------------------     Price
                                      Number        Percent           Amount        Percent   Per Share
-------------------------------------------------------------------------------------------------------
Private Placement Shareholders   1,496,999 Shares    61.2%         $182,623.00       31.2%      $0.12
                                                                 (includes cash
                                                                and stock payment
                                                                  for services)
-------------------------------------------------------------------------------------------------------
Purchasers of Shares(1)          500,000 Shares      20.9%         $250,000.00       48.5%      $0.50
-------------------------------------------------------------------------------------------------------

Shares underlying Warrants(2)    395,000 Shares      17.9%         $104,750.00       20.3%      $0.27

-------------------------------------------------------------------------------------------------------
Total                            2,391,999 Shares     100%         $537,373.00        100%      $0.22
=======================================================================================================


(1) Assumes all the shares offered by us are purchased. If only 50% of the offered shares are sold, there would be 2,098,304 shares outstanding, accounting for 11.9% of the outstanding shares and 32% of the total consideration.


(2) Assumes all the Warrants are exercised at exercise prices of $0.20 per share (total of 50,000) and $0.25 per share (total of 379,000).

If all of the offered shares of our common stock are not sold, then the impact of dilution on the ownership interests of purchasers of the offered shares will be less; however, the impact of dilution on the value of the shares purchased will be more.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that all of the shares of the common stock offered by us are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of December 31, 2000.

             ======================================================
             Offering Price                        $0.50 per share
             ------------------------------------------------------
             Net tangible book value at 12/31/00   $0.014 per share
             ======================================================


===============================================================================
Net tangible book value after giving effect to the offering     $0.14 per share
-------------------------------------------------------------------------------
Per Share Dilution to New Investors                             $0.36 per share
-------------------------------------------------------------------------------
Percent Dilution to New Investors                                           72%
===============================================================================

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.


Selling Security Holders
------------------------

The following table sets forth the number of shares, which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders, including shares which may be acquired by outstanding warrants held by the selling shareholders. None of the selling security holders has held any position or office with us or had or have any material relationship with us except Mr. Wiegand and Ms. Collins.

NAME OF SELLING
SHAREHOLDER                                    NUMBER OF SHARES
Danny Aboussie                                         100
Matthew Aboussie                                       100
Michael Aboussie                                       100
Dick Abruzese                                          100
Amery Coast Corporation                             42,500
T. Amory                                               100
Clifton Anson                                          100
Daniel Babcok                                          100
Rebecca Babcock                                        100
Ammon N. Balaster                                      100
Betty B. Barman                                        100
Edward Behnke                                          100
Sandra Behnke                                          100
Chuck Beisheim                                         100
Richard Bennett                                        100
Bob Berger                                             100
Scott Berry                                            100

John R. Billings                                    24,000

Gordon Blair                                           100
Janet Blair                                            100
Trend James Bohlender                                  100
David Borness                                          100
Diane E. Brauer                                        100
Jeffrey Brauer                                         100
Kenneth Brauer                                         100
Sara Brauer                                            100
Tammy Brauer                                           100
Nathan Breeding                                        100
Craig Brown                                            100
Jim Brown                                           10,000
Michael W. Brown                                       200
Bonnie Brundage                                        100
Charles E. Brundage                                    100
Alyssa A. Burgess                                      100
Christopher R. Burgess                                 100
Jill J. Burgess                                        100
Kelly L. Burgess                                       100
Robert C. Burgess                                    4,000
Ryan C. Burgess                                        100
Virginia M. Burgess                                    100
Joe Carlson                                            100

John R. Carver                                      60,000

John T. Cento                                          100
Bill Chapman                                           100
Chiu-Yeuh Chen                                         100
Yao-Hui Chen                                           100
Yu-Cheng Chen                                          100

Yu-Chih Chen                                           100
Anita Childers                                         100
Ray L. Cole                                            400
Helen S. Collins                                       100
Anna Collins and Gary Handschumacher                 5,000

Janet S. Collins                                    64,000
Marcia Collins                                         100

Michael A. Collins-Wiegand                          46,104
Paul Cooksey                                           100
Don Cordell                                            100
Norman L. Cox                                          100
Carol Cramton                                          100
Isaac Crawford                                         100
Kristen Crawford                                       100
Lonnie Crawford                                        100
Randolph G. Currier                                    100
Bruce Daker                                            100
Cally B. Daker                                         100

Casey J. Daker                                         100

Chase L. Daker                                         100
Corey J. Daker                                         100
Dennis C. Daker                                        100
Janice L. Daker                                        100
Lynn W. Daker                                          100
Meribeth Daker                                         100

Paul E. Daker                                      122,000

Wanda E. Daker                                         100
Geoffrey C. Danek                                      100
Edwin M. Daniels                                       100
Arlene M. Davis                                        100
Trinh H. Dean                                          100
Kathy Delong                                           100
Kimberly R. Demshki                                    100
Kristin L. Demshki                                     100
Kyle R. Demshki                                        100
Timothy J. Demshki                                     100
Barbara Denny                                          100
Sherdom Denny                                          100
Paul Devalle                                           100
Richard S. Drozdz                                      100
David Dunham                                           100
Hugo G. Durand                                         100
Elda Edwards                                           100
Jim Edwards                                            100
Tom Egge                                               100
Barb Ehr                                               100
Peter J. Entringer                                     100
Dorothy Euteneuer                                      100
Jon Faurot                                             100
Blake Feik                                             100
Clarence Fenchel                                       100
Leota Fenchel                                          100
Jim Forjan                                             100
Brendon Fowler                                         100

Brienne Fowler                                         100
Don Fowler                                             100
Jillian Fowler                                         100
Sean Fowler                                            100

Thomas Fowler                                       53,000

Sue Franklin                                           100
Philip Frence                                          100
Steven A. Gartner                                      100

Bernard Ginsberg                                       200

Andrea F. Glasow                                       100
Barbara L. Glasow                                      100
Muriel L. Glasow                                       100
Robert C. Glasow                                       100
Tim Glasow                                          10,000
Letha Glaum                                            400
Stanley Glaum                                          400
Tyler Glaum                                            400
John B. Goforth Jr.                                    100
John B. Goforth III                                    100
Marjorie Goforth                                       100
John Gorton                                          1,500

William D. Gorton                                   19,000

William D. Gorton and Jeannette A. Gordon           10,500
George Grashoff                                        100
Anthony M. Graza                                       100
Robert H. Greene                                       100
Charles H. Grund                                       100
Gail Grund                                             100
Gregory Grund                                          100
Lois Grund                                             100
Claudia Guenther                                       100
Brent Gustin                                           100
Clare Gustin                                           100
Keith Gustin                                           100
Addy Halkin                                            100
Jesse Halkin                                           100
Paul Halkin                                            100
Susan Halkin                                           100
Susan Hamman                                           100
Gary Handschumacher                                    100
Don Handschumacher-Collins                             100
Aldwin Harder                                          400
George B. Harris                                       100
J. H. Harris                                           100
Paul Harris                                            100
Carissa Heckert                                        100
Stacy Heckert                                          100
Harold P. Helmkampf                                    100
Sonya W. Helmkampf                                     100
Ken Heng                                               100
Doug Hibbard                                           100
Annie Hibbs                                            100
William Hibbs                                          100
Ann Himes                                              100

Doug Hines                                             100
Paul Holden                                            100
David B. Hornberger                                    100
David M. Hrysko                                        100
Connie Iacopelli                                       100
Ken Jensen                                             100

Larry Johnston                                     108,100

Larry Neil Johnston Living Trust dtd 2/7/2001       40,000
Donnell Jones                                          100
Jim Jones                                              100
Karl Kao                                               100
Vivia Kao                                              100
Carrie Karlson                                         100
Bruce Kendrex                                          100
Jennifer Kieser                                        100
TamiLynne Kieser                                       100
Ray A. Killian, Jr.                                    100
Anne Knecht                                            100
Steve Knecht                                           100
Pat Knerk                                              100

Thompson D. Knox                                       200

Skip Koenig                                            100
Luke Lamb                                              100
Jeff Larson                                         12,600
Mr. and Mrs. Pete Lechner                              100
Richard Ledbetter                                      100
Lief Leirfallom                                        100
Susan Lennard                                          100
Stuart M. Leudan                                       100
Mark J. Lewis                                          100
Julie Livingston                                       400

Mei-ban Lo                                          26,600

Aaron Lobato                                           100
Andre Lobato                                           100
Rudy Lobato                                            100
John Lockridge                                         100
Ronald Lom                                             100
Leroy Loomis                                           100
Mark Lund                                              100
Jacques Machol Jr.                                     100
Brett MacInniss                                        100
Bev Malloy                                             100
Dan Malloy                                             100
Edward Mangold                                         100
Harriet Mangold                                        100
Ken Mapp                                               100
Yvonda Martin                                          100
Donna Maxwell                                          100
Phil Mayer                                             100
Jim McClay                                             100
Brett T. McCoy                                         400
Robert McDonald                                        100
Mr. and Mrs. Robert McDonald                           100
Stephanie W. McDonald                                  100

Thomas L. McDonald                                     200
James E. McGee III                                     100
John J. McGee                                          100
John McGraw                                            100
John McLeod                                            100
William McLeod                                         100
Lee Melcer                                             100
Robert J. Mogley                                       100
Ernie Moody                                            100
Guerry L. Moore                                        100
John Murphy                                            100
Holly Murray                                           100
Leon Nash                                              100
Chris Neuer                                            100

Fred Neuer                                         134,000

Kili Nimani                                         15,000
Cham Ocondi                                            100
Dennis Ocondi                                          100
Lisbeth Ocondi                                         100
Mark Ocondi                                            100

Dan Page                                               100

Tom Palmer                                             100
John A. Palumbo                                        100
Cindy Pastor                                           100
Victor Pastor                                          100
B. R. Patterson                                        100
Lou H. Pellican                                        100
Arthur Perri                                           100
Michelina Perri                                        100
Dave Perrin                                            100
Steven B. Poppitz                                      100
Deborah Rahal                                          100
Timothy A. Ramsey                                      400
Thomas L. Reed                                         100
Rex Reese                                              100
Janella Reid                                           100
Johanna Reid                                           100
Robert Burgess                                      10,000
Kent R. Robarge                                        100
Marnette Robbin                                        100
Victor Robertson                                       100
Anita M. Robinson                                      100
Clifford J. Robinson                                   100
David A. Robinson                                      100
Donna Robinson                                         100
Helen Robinson                                         100
Mary L. Robinson                                       100
Patricia Robinson                                      100
Paul L. Robinson                                       100
Steven Robinson                                        100
Steve D. Rogers                                        100
Al Russell                                             100
Leroy Sante III                                        100
Duane Sauser                                           100

Gary F. Sauser                                         100
Thomas A. Sauser                                       100
Uarda Sauser                                           100
Patricia Saylor                                        100
Bruce Scafe                                            100
Stephen Schallehn                                      400
Jo Schulte                                             100
Louis Schulte                                          100
Luanne Schulte                                         100
Maury Schulte                                          100
Amalia Scott                                           100
David Scott                                            100
John Sherard                                           100
Sarah Sherard                                          100
Rudolph Shoats                                         100
Jojean Shulte                                          100
Steve Smith                                            100
Jeff Smyth                                             100
Ron Sodrel                                             100
Don Starks                                             100
Randal St. Mary                                        100
Dow M. Summers                                         400
Mark Temkin                                            100

Frederick J. Thatcher                               32,000

Jill Thatcher                                          200
Judy Thatcher                                          100
Lindley Thatcher                                       100
Mark Thatcher                                          100
David J. Thein                                         100
Kevin Totzke                                           100
Bill Trabue                                            100
Nancy Trabue                                           100
L. Scott Tuttle                                        100
Megan Vallender                                        100
Denise I. Van Houten                                   100
Denise I. Van Houten                                   100
Francis "Butch" Van Houten                             100
Brick Verser                                        30,000
Fort Verser                                            400
Martha Verser                                          400
Myra Verser                                            400
Rocke Verser                                           400
Sheila Verser                                          400
Kathleen Walsh                                         100
Ward Walsh                                             100
Neil Wangsness                                         100
Bill Ward                                              100
Frank H. Ward                                          100
Don C. Weir                                            100
Bob Weiss                                              100
Elton H. Wetz                                          100
Doc White                                              100
Myrtle White                                           100
Dede Widjaja                                           100

Tuti Widjaja                                           100
Antonia Wiegand                                        100
Corey Wiegand                                       40,100
Edward L. Wiegand                                      100
Gretchen L. Wiegand                                    100
Herbert C. Wiegand                                     100
Herbert C. Wiegand Jr.                                 100
Teale A. Wiegand                                       100

James Wiegand                                      763,400

Mark E. A. Wiegand                                  17,100
Eugenia Wiegand-Sprich                                 100
Deborah B. Williamson                                  100
Eric J. Williamson                                     100
Jennifer A. Williamson                                 100
Joseph A. Williamson                                   100
Peggy Sue Wold                                         100
Emily Wotka                                            100
Gloria W. Wotka                                        100

Joseph A. Wotka                                     41,725

Joseph A. Wotka c/f Thomas N. Wotka                    100
Joseph A. Wotka custodian for
          Michael Wotka                             23,125
Joseph A. Wotka c/f Jonathan Wotka                  23,125
Joseph A. Wotka c/f Andrea Wotka                    23,125
Thomas H. Wotka                                        100
Thompson D. Wotka                                      100
Paul Wright                                            100
Denise Young                                           100
James Yu                                               100
Joe Yu                                                 100
L.K. Yu                                                100

Plan of Distribution
--------------------


Our Plan of Distribution. We are registering 500,000 shares of our common stock in contemplation of offering unrestricted common stock on a best-efforts basis. The shares we are offering will be offered and sold on a "best efforts" basis by our officers and directors and by Participating Broker/Dealers licensed by the National Association of Securities Dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

 Each Participating Broker/Dealer will receive from the proceeds of the Offering
(i) a sales commission equal to ten percent (10%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us;
(ii) a reimbursement of expenses associated with ongoing due diligence in an amount equal to two (2%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us, which fee is intended to compensate that Participating Broker/Dealer for any and all expenses incurred by Participating Broker Dealer associated with the due diligence process; and (iii) a reimbursement of offering expenses in an amount equal to three percent (3%) of the proceeds received from shares offered and sold by that Participating Broker/Dealer and accepted by us, which is intended to reimburse that Participating Broker/Dealer for offering expenses, e.g. postage, legal fees, and similar expenses

Our officers and directors who participate in the offer and sale of our shares will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the offer and sale of our common stock in this offering. None of our officers or directors is subject to a statutory disqualification to participate in this offering and our officers and directors are not associated persons of a broker or dealer. Therefore, we believe our officers and directors may participate in the offer and sale of our securities in reliance on the exemption from broker-dealer registration specified in Exchange Act Regulation
Section 240.3a4-1.

Because Mr. Wiegand and Ms. Collins own a large percentage of the shares being registered on behalf of selling security holders, a conflict of interest will occur between their duties to us and their personal interests in selling their shares. Mr. Wiegand and Ms. Collins have informed us that they do not intend to sell a significant amount of their shares within the first six months after this Registration Statement is declared effective by the Securities and Exchange Commission because they do not want to compete with our sale of our common stock to raise funds by this offering. However, we do not have a written market stand-off agreement with either Mr. Wiegand or Ms. Collins and, therefore, we cannot assure you that our officers and sole director will not sell some or all of their shares as soon as those shares are registered.

We do not currently have an agreement with any potential purchasers for the sale of all or any portion of those 500,000 shares of our common stock. The termination date of the offering will occur no later than 12 months from the date this registration statement is declared effective by the Securities and Exchange Commission. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 500,000. Any funds raised through participating Broker-Dealers will be placed into an escrow account for delivery to us in compliance with the procedures and requirements specified by the National Association of Securities Dealers. Additionally, we will place 70% of the funds raised into an escrow account; therefore, as much as 30% of all funds raised in this offering maybe available for immediate utilization. We are also registering 429,000 shares of common stock underlying outstanding warrants held by 10 of our current shareholders.

Distribution by Selling Security Holders. The shares of common stock being offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification. We will make every effort to ensure that any distribution of our common stock is conducted legally, and will require any selling security holder seeking to remove any restrictive legend on our common stock to provide us with an opinion of counsel satisfactory to us that any such sale is in full compliance with applicable state or foreign jurisdictional rules, regulations and statutes.


The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

                ===============================================
                Name                 Age    Position
                -----------------------------------------------
                James B. Wiegand     54     President, Director
                -----------------------------------------------
                Janet S. Collins     48     Secretary
                ===============================================

James B. Wiegand. Mr. Wiegand has been our president and one of our directors since our inception. Since 1998, Mr. Wiegand is also the president and a director of Amery Coast Corporation, a Colorado corporation. From 1996 to 1999, Mr. Wiegand is also the president and a director of Dotsero Imports, Inc. Mr. Wiegand received his Bachelor of Science degree from the University of Denver in 1969. Mr. Wiegand is not presently an officer or director of any reporting company; however, from 1974 to 1996 Mr. Wiegand was president and a director of Solar Energy Research Corp., a reporting company.

Janet S. Collins. Ms. Collins has been our secretary since our inception. Ms. Collins is not an officer or director of any reporting company. She has been employed as a Special Education Teacher with the Adams 12 Five Star School District in Northglenn, Colorado since 1990, where her duties include development and implementation of individual education plans for students with developmental disabilities, ages 18 through 21. She also coordinates student auxiliary services and hires, trains, schedules and evaluates para-educators working with the school districts transition services program. She received her Bachelor's Degree at the University of Northern Colorado in May, 1976 and her Masters in Education at Colorado State University in August, 1996.

James B. Wiegand is the spouse of Janet S. Collins, and they have resided in Longmont, Colorado since 1985. There no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 28, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.



                                                                    Amount and Nature of Beneficial
Title of Class           Name and Address of Beneficial Owner       Owner                                   Percent of Class
---------------------    ------------------------------------       -------------------------------         ----------------


Common Stock             James B. Wiegand,                          513,400 shares; warrants to
                         10077 County Line,                         purchase additional 250,000
                         Longmont, Colorado 80501                   shares; president, director                      38.9%


Common Stock             Janet S. Collins                           52,000 shares; warrants to
                         10077 County Line,                         purchase additional 12,000
                         Longmont, Colorado 80501                   shares; secretary                                 3.6%

Common Stock             Larry Johnston                             148,000 shares                                    9.9%
                         1201 Rembrandt Avenue
                         Sunnyvale, CA 94089

Common Stock             Fred Neuer                                 98,000 shares; warrants to
                         1625 20th Park Place                       purchase additional 36,000
                         Emporia, KS 66801                          shares                                            6.7%


Common Stock             All directors and named executive          811,400 shares; warrants to
                         officers as a group                        purchase 298,000 shares                          59.3%




Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Mr. Wiegand and Ms. Collins are currently married.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B. Our Bylaws currently do not have any express provisions which could be used as an anti-takeover device; however, our current Articles of Incorporation, as amended, provide for the issuance of preferred stock which could be granted preferences and rights which could prevent or delay a takeover attempt. Our preferred stock is discussed more thoroughly in the section immediately below.



Description of Securities
-------------------------

We are authorized to issue 25,000,000 shares of no par common stock and 500,000 shares of no par value preferred stock. As of August 28, 2001, 1,462,999 shares of our common stock were issued and outstanding and no shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.


Article IV of our Articles of Incorporation, as amended, provides that our Board of Directors has the authority to divide the preferred shares into series and, within the limitations specified by Section 7-4-102 of the Colorado Revised Statutes, or any successor regulation, to fix by resolution the voting powers, designations, preferences, and relative rights, qualifications, limitations or restrictions on the preferred shares. At present the rights and preferences of these shares are undesignated and, therefore, the availability or issuance of these shares could prevent or discourage a change in control of the company. For example, if our Board of Directors authorized the issuance of preferred shares which were convertible into a large number of shares of our common stock upon a change in control of the company, this might discourage, or prevent, a takeover attempt or tender offer.


Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
------------------------------------------------------------------------

Article X of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with Mr. Wiegand pursuant to which we will agree to indemnify him for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by him in connection with any criminal or civil action brought or threatened against such person by reason of him being or having been our officer or director or employee. In order to be entitled to indemnification by us, Mr. Wiegand must have acted in good faith and in a manner Mr. Wiegand believed to be in our best interests and, with respect to criminal actions, Mr. Wiegand must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization Within Last Five Years
-----------------------------------

Transactions with Promoters.

Not applicable.

Description of Business
-----------------------


Our background. We were incorporated in Colorado on December 11, 1991. We were formed to transact any lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code. During the period from January 1, 1992 (inception) through October 28, 1996, our business consisted of management consulting, specifically in the areas of accounting, and merger and acquisition issues for an unconsolidated affiliate corporation, Solar Energy Research Corp., which was, and had been, a reporting company for approximately 20 years.

Our business. Commencing October 29, 1996, our management changed the plan of operation in order to engage in the business of acquiring an asset or business through a merger or acquisition. Our current business plan is to build battery technology-based businesses which we will operate as subsidiaries. Our objective is to operate those subsidiaries profitably. We may also dividend shares of our subsidiary companies to our shareholders, or sell some of our interests in subsidiary companies to raise capital. We have an interest in Battery Power Online U.S.A., Inc., a Colorado corporation, and plan to distribute some or all of that interest to our shareholders when, and if, a pending registration statement for those shares becomes effective.

Caseel, Inc. On November 3, 2000, we entered into a letter of intent with Cajas de Seguridad Electronic (Bahamas), a Mexican corporation, and its affiliate, All Safes Technology, Inc., a Canadian corporation. Under the terms of the letter of intent, we would incorporate a wholly owned subsidiary, Caseel, Inc., which would acquire all of the issued and outstanding shares of Cajas de Seguridad Electronic (Bahamas), a Mexican corporation, and its affiliate, All Safes Technology, Inc., a Canadian corporation, in exchange for 6.3 million shares of Caseel's common stock.


Unfortunately, we have been unable to negotiate a final agreement with Cajas de Seguridad Electronic (Bahamas), and we do not believe an agreement will be reached or that the letter of intent will result in a business combination of any type.


Battery Power Online U.S.A., Inc. On January 31, 2001, our wholly owned subsidiary, Battery Power Online U.S.A., Inc., entered into an Agreement and Plan of Reorganization with Battery Power Online, Inc., a Canadian corporation. Under the terms of the agreement, Battery Power Online U.S.A., Inc. acquired, as of March 12, 2001, all of the issued and outstanding shares of Battery Power Online, Inc., in exchange for 6.3 million shares of Battery USA's common stock. Therefore, on March 12, 2001, Battery Power Online U.S.A., Inc. ceased to be our wholly -owned subsidiary, but we retain an ownership interest in that corporation.

Battery Power Online, Inc., a developmental stage company, sells and distributes every type of specialized battery to customers' worldwide over the Internet. Its principal business activities are:

     o the sale and distribution of specialized batteries and related products manufactured by third parties to customers around the world, and

     o    the marketing of Battery Power Centres for in-store retail sales.

The products that Battery Power Online, Inc. sells and distributes include all types of specialized batteries, including primary and rechargeable batteries, along with cutting-edge electronic battery-powered items. Battery Power Online, Inc.'s current website features more than 3,000 types of batteries from all over the world manufactured by more than 6,000 manufacturers. Batteries are cross-referenced to North American battery standards. Battery Power Online, Inc. has already completed online orders from all parts of the United States, and countries around the world, including Australia, India, Holland, and countries in South America.

Enviro-Quest Technologies U.S.A., Inc. On January 15, 2001, we entered into a letter of intent with Enviro-Quest Technologies, Inc., a Canadian corporation. Under the terms of the letter of intent, we would incorporate a wholly owned subsidiary, Enviro-Quest Technologies U.S.A., Inc., which would acquire all of the issued and outstanding shares of Enviro-Quest Technologies, Inc., in exchange for 6.8 million shares of Enviro USA's common stock.


Unfortunately, we have been unable to negotiate a final agreement with Enviro-Quest Technologies, Inc. and we do not believe an agreement will be reached or that the letter of intent will result in a business combination


Competition. Our wholly-owned subsidiaries are not currently operational. Battery Power Online, Inc. competes with major suppliers and battery manufacturers throughout the world because it sells and distributes primary and rechargeable batteries and battery-powered items over the Internet. It currently provides consumers with access to 3,000 different types of batteries from 6,000 different manufacturers worldwide. Competition from battery manufacturers and distributors, as well as from retail outlets, will be significant. Most of Battery Power Online's competitors have greater financial resources than it has.

Patents and proprietary rights. We do not presently own any patents, trademarks, licenses, concessions or royalties.

Government regulation. We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally.

Our research and development. We are not currently conducting any research and development activities. We do not anticipate conducting such activities in the near future.

Employees. As of April 21, 2001, we have no employees, other than our officers. We anticipate that we will not hire any employees in the next six months, unless we generate significant revenues. We believe our future success depends in large part upon the continued service of our key senior management personnel.


Facilities. Our executive, administrative and operating offices are located at 10077 East County Line, Longmont, Colorado 80501.


Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

Liquidity and capital resources. As of December 31, 2000, we had cash in the amount of $15,753, a significant increase from $402 as of December 31, 1999. Total current liabilities were $47,489 as of December 31, 2000, a decrease over the prior year balance of $66,065, which was primarily due to a decrease in accrued salaries to our president. As of December 31, 2000, we had an accumulated deficit of $196,399. In the absence of any sales or profits, we shall continue to seek funding to meet our working capital needs through the sale of our securities.

Results of operations. We have generated no revenues from our operations since 1996. Total operating expenses for the year ended December 31, 2000 were $54,708 compared to total operating expenses for the year ended December 31, 1999 of $1,560. The increase was due a significant increase in general and administrative expenses. In the year ended December 31, 2000, our net loss was $77,002, compared to a loss of $1,560 for year ended December 31, 1999.


Our plan of operation for the next 12 months. Our plan of operation is materially dependent on raising additional capital. We do not anticipate that we will be able to generate significant revenues in the next twelve months. We can make no prediction as to when, if ever, it will be able to conduct our operations on a profitable basis. Our auditors have expressed doubt about our ability to continue as a going concern because, while we have no revenues or earnings from operations and no significant assets or financial resources, we have operated at a loss to date and will, in all likelihood, continue to sustain operating expenses. We continue to depend on James Wiegand, our sole director and principal shareholders, to provide working capital so that we can continue our operations.


We may need to raise additional capital to complete our development. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors have a significant equity interest in us. We believe that our officers and directors will continue to pay our expenses as long as they maintain a significant equity interest in us.

We are not currently conducting any research and development activities. We do not anticipate conducting any other such activities in the next twelve months. We do not anticipate that we will purchase or sell any significant equipment in the next six to twelve months.

We not anticipate any significant changes in the number of employees. The loss of key employees could have a material adverse effect upon our operations.

Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

    =====================================================================
    Property                       December 31, 2000    December 31, 1999
    ---------------------------------------------------------------------
    Cash                                $15,753               $402
    ---------------------------------------------------------------------
    Property and Equipment, net         $     0               $  0
    =====================================================================

Our facilities. Mr. Wiegand, our president and sole director, provides office space to us for $1,500 per year.

Certain Relationships and Related Transactions
----------------------------------------------




Related party transactions.

Mr. Wiegand, our president, sole director and principal shareholder, has provided office space to us at no charge. For the year ended December 31, 1999, $1,500 was included in the accompanying consolidated financial statement as rent expense with a corresponding credit to contributed capital. During the year ended December 31, 2000, we paid Mr. Wiegand $1,500 for use of the office space. The office space was valued at $1,500 per year based on the market rate in the local area. We believe that this transaction was on terms comparable or better than those that we could have negotiated with an unaffiliated third party, as most commercial landlords would require a security deposit, a term lease, and personal guarantees of any lease obligations prior to providing us with office space.


As of December 31, 1999, we owed Mr. Wiegand, our president and director and principal shareholder, $63,891 for accrued salaries. During the year ended December 31, 2000, Mr. Wiegand used a portion of the accrued salaries as consideration for the exercise of common stock warrants. On July 21, 2000, Mr. Wiegand exercised 487,400 and 24,000 warrants that carried purchase prices of $.10 and $.25 per share, respectively. The purchase price of the stock totaled $54,740, which reduced the obligation owed to Mr. Wiegand from $63,891 to $9,151. During the year ended December 31, 2000, Mr. Wiegand earned salaries totaling $29,850, which increased our obligation to Mr. Wiegand to $39,001. The $39,001 is included in the accompanying consolidated financial statements as due to officer.

On January 26, 2001, we issued 156,004 shares of our no par value common stock to Mr. Wiegand as payment for the $39,001 obligation owed as of December 31, 2000. We valued the stock at $.25 per share, which management determined as the fair value of the common stock based on contemporaneous transactions and other analysis.

During the year ended December 31, 2000, Amery Coast Corporation paid professional fees and general and administrative expenses on our behalf, which totaled $10,625. On July 21, 2000, we issued 42,500 shares of our no par value common stock to Amery Coast Corporation as payment of expenses.

On July 22, 2000, we issued warrants to Mr. Wiegand to purchase 250,000 shares of our no par value common stock at $.25 per share.


We advanced $36,973 to Solar Energy Research Corporation for working capital and received 10,199 shares of Telegen's common stock as payment for the advances. During the same period, we charged Solar Energy Research Corporation $50,700 in management fees and received $16,250 and 9,503 shares of Telegon's common stock as payment for the management fees. When we obtained the Telegen shares, they were valued at approximately $3.50 per share; when we sold those shares, they were valued at approximately $0.30 per share, resulting in a significant loss. We used the proceeds of the Telegen share sale to pay administrative expenses and to purchase 100 shares of Worldcom. We still own those Worldcom shares, which are currently trading at approximately one-third of the Company's basis in those shares.

Mr. Wiegand contributed $3,631 to us for the working capital. The $3,631 included in the accompanying consolidated financial statements as additional paid-in capital.


The Company believes that the terms of the related party transactions specified are on terms at least comparable to those that could have been negotiated with unaffiliated third parties.


Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to security holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

As of April 21, 2001, there were 351 record holders of our common stock.


As of April 21, 2001, there were 429,000 outstanding warrants to purchase shares of our common stock. The outstanding warrants entitle the holders the right to purchase of share of common stock at $0.20 to $0.25 per share. These warrants expire from 2004 through 2010. Mr. Wiegand holds 250,000 of these warrants. We are registering the common shares underlying all of the outstanding warrants.


There have been no cash dividends declared on our common stock. In December 1992, we paid a common stock dividend 49,800 shares. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, director, and management personnel will be determined from time to time by our Board of Directors, which presently consists of only one person, Mr. Wiegand. Our officers, director, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.


We may use some of the proceeds from this offering to pay Mr. Wiegand his accrued salary and reimburse him for expenses he has paid on our behalf. Additionally, Mr. Wiegand may participate in the offering of our common stock but will not receive any compensation or remuneration for doing so.

=============================================================================
Name of individual or         Capacities in which                Aggregate
Identity of Group             remuneration was received          remuneration
-----------------------------------------------------------------------------
None                          None                               None
=============================================================================

There was no compensation paid to any of our executive officers during our last two completed fiscal years.


As of December 31, 1999, we owed Mr. Wiegand, our president and director and principal shareholder, $63,891 for accrued salaries. During the year ended December 31, 2000, Mr. Wiegand used a portion of the accrued salaries as consideration for the exercise of common stock warrants. On July 21, 2000, Mr. Wiegand exercised 487,400 and 24,000 warrants that carried purchase prices of $.10 and $.25 per share, respectively. The purchase price of the stock totaled $54,740, which reduced the obligation owed to Mr. Wiegand from $63,891 to $9,151. During the year ended December 31, 2000, Mr. Wiegand earned salaries totaling $29,850, which increased our obligation to Mr. Wiegand to $39,001. The $39,001 is included in the accompanying consolidated financial statements as due to officer.

Compensation of directors. Mr. Wiegand receives no extra compensation for his service on our Board of Directors.

Employment Contracts. We do not currently have any employment contracts, plans, agreements, understandings or arrangements with any of our employees at this time.

Financial Statements

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   Index to Consolidated Financial Statements

                                                                       Page
                                                                       ----


Independent auditors' report .......................................   F-2

Consolidated balance sheets, June 30, 2001 (unaudited),
     December 31, 2000 .............................................   F-3

Consolidated statements of operations, for the six months ended
     June 30, 2001 and 2000 (unaudited), the years ended
     December 31, 2000 and 1999, January 1, 1992 (inception)
     through June 30, 2001 (unaudited), and January 1, 1992
     (inception) through December 31, 2000 .........................   F-4

Consolidated statement of shareholders' equity (deficit),
     January 1, 1992 (inception) through December 2000, and
     January 1, 2001 through June 30, 2001 (unaudited) .............   F-5

Consolidated statements of cash flows, for the six months
     ended June 30, 2001 and 2000 (unaudited), the years ended
     December 31, 2000 and 1999, January 1, 1992 (inception) through
     June 30, 2001 (unaudited), and January 1, 1992 (inception)
     through December 31, 2000 .....................................   F-12

Summary of significant accounting policies .........................   F-13

Notes to consolidated financial statements .........................   F-15

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Norrlanska Kross, Inc.


We have audited the consolidated balance sheet of Norrlanska Kross, Inc. (a development stage company) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years ended December 31, 2000 and 1999, and from January 1, 1992 (inception) through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norrlanska Kross, Inc. as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, and from January 1, 1992 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies, the Company has a net capital deficit at December 31, 2000 and has suffered significant operating losses from January 1, 1992 (inception) through December 31, 2000, which raise a substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Summary of Significant Accounting Policies. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Cordovano and Harvey, P.C.
Denver, Colorado
January 27, 2001

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                           Consolidated Balance Sheets
                                                                               June 30,    December 31,
                                                                                 2001         2000
                                                                              -----------  -------------
ASSETS                                                                        (Unaudited)
Current assets:
     Cash and cash equivalents .............................................   $   7,199    $  15,753
     Available-for-sale investment securities (Note C) .....................       1,484        1,406
     Investment in common stock (Note C) ...................................      10,000            -
                                                                               ---------    ---------

                                                                               $  18,683    $  17,159
                                                                               =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY(DEFICIT)
Current liabilities:
     Accounts payable ......................................................   $   9,071    $   3,814
     Accrued liabilities ...................................................           -        4,674
     Due to officer (Note B) ...............................................           -       39,001
                                                                               ---------    ---------
                                                   Total current liabilities       9,071       47,489
                                                                               ---------    ---------

Shareholders' equity (deficit) (Note E):
     Preferred stock, no par value, 500,000 shares authorized; -0-
        (unaudited) and -0- shares issued and outstanding,
        respectively .......................................................           -            -
     Common stock, no par value; 25,000,000 shares authorized;
        1,496,999 (unaudited) and 1,223,300 shares
        issued and outstanding, respectively ...............................     239,624      160,775
     Additional paid-in capital ............................................       8,131        8,131
     Unrealized holding loss on available-for-sale securities (Note C) .....      (2,759)      (2,837)
     Deficit accumulated during development stage ..........................    (235,384)    (196,399)
                                                                               ---------    ---------
                                        Total shareholders' equity (deficit)       9,612      (30,330)
                                                                               ---------    ---------

                                                                               $  18,683    $  17,159
                                                                               =========    =========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                      Consolidated Statements of Operations


                                                                                                     January 1,    January 1,
                                                                                                        1992         1992
                                                 For the Six Months Ended     For the Year Ended     (Inception)  (Inception)
                                                        June 30,                 December 31,          Through      Through
                                                  ----------------------    ----------------------     June 30,   December 31,
                                                    2001         2000         2000          1999        2001          2000
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                 (unaudited)  (unaudited)                            (unaudited)
Revenues:
    Management fees received from an affiliate
    (Note B) ..................................   $      --    $      --    $      --    $      --    $  50,700    $  50,700

Operating expenses:
    General and administrative ................      16,400       21,292       42,583           60      170,211      153,811
    Stock Based Compensation ..................      21,848        5,313       10,625           --       66,246       44,398
    Rent (Note B) .............................         750          750        1,500        1,500        6,750        6,000
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                 Operating loss     (38,998)     (27,355)     (54,708)      (1,560)    (192,507)    (153,509)

Non-operating income (expense):
    Interest income ...........................          13           32           63           --          103           90
    Gain (loss) on sale of securities (Note C)           --      (22,357)     (22,357)          --      (42,980)     (42,980)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                       Loss before income taxes     (38,985)     (49,680)     (77,002)      (1,560)    (235,384)    (196,399)

Provision for income taxes (Note F) ...........          --           --           --           --           --           --
                                                  ---------    ---------    ---------    ---------    ---------    ---------

                                       Net Loss   $ (38,985)   $ (49,680)   $ (77,002)   $  (1,560)   $(235,384)   $(196,399)
                                                  =========    =========    =========    =========    =========    =========


Basic and diluted loss per common share           $   (0.03)   $   (0.09)   $   (0.09)   $   (0.00)
                                                  =========    =========    =========    =========

Basic and diluted weighted average common
    shares outstanding                            1,425,587      581,400      834,906      581,400
                                                  =========    =========    =========    =========


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001


                                                                                                 Comprehensive
                                                                                                    Income
                                                                                                  ----------    Deficit
                                                                                                  Unrealized  Accumulated
                                                 Preferred Stock     Common Stock     Additional   Holding      During
                                                 ---------------   ------------------  Paid-in      Gains     Development
                                                 Shares   Amount   Shares     Amount   Capital    and Losses    Stage       Total
                                                 ------   ------   -------   --------  --------   ----------   --------    --------


Balance, January 1, 1992 (inception) .........       --   $   --        --   $     --  $   --     $       --   $     --    $     --
January 1992, sale of common stock
   ($.096/share) .............................       --       --    52,000      5,000      --             --         --       5,000
June 1992, shares issued for services, at fair
   value ($.10/share) ........................       --       --    27,000      2,700      --             --         --       2,700
July 1992, sale of common stock
   ($.10/share) ..............................       --       --    90,000      9,000      --             --         --       9,000
August 1992, sale of common stock
   ($.10/share) ..............................       --       --   100,000     10,000      --             --         --      10,000
October 1992, sale of common stock
   ($.10/share) ..............................       --       --    40,000      4,000      --             --         --       4,000
December 1992, sale of common stock
   ($.10/share) ..............................       --       --    25,000      2,500      --             --         --       2,500
December 1992, shares issued for services, at
   fair value ($.10/share) ...................       --       --    12,000      1,200      --             --         --       1,200
December 1992, dividend on common stock
   (Note D) ..................................       --       --    49,800         --      --             --         --          --
December 1992, capital contributed by an
   officer ...................................       --       --        --         --   2,646             --         --       2,646
Offering costs incurred ......................       --       --        --     (3,000)     --             --         --      (3,000)
Net loss from January 1, 1992 (inception)
   through December 31, 1992 .................       --       --        --         --      --             --    (20,572)    (20,572)
                                                 ------   ------   -------   --------  --------   ----------   --------    --------
                    BALANCE, DECEMBER 31, 1992       --       --   395,800     31,400   2,646             --    (20,572)     13,474




               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001

                                                                                                 Comprehensive
                                                                                                    Income
                                                                                                  ----------    Deficit
                                                                                                  Unrealized  Accumulated
                                                 Preferred Stock     Common Stock     Additional   Holding      During
                                                 ---------------   ------------------   Paid-in     Gains     Development
                                                 Shares   Amount   Shares     Amount   Capital    and Losses    Stage       Total
                                                 ------   ------   -------   --------  --------   ----------   --------    --------
June 1993, sale of common stock
   ($.25/share) ..............................       --       --     4,000      1,000        --           --         --      1,000
July 1993, sale of common stock
   ($.25/share) ..............................       --       --     7,000      1,750        --           --         --      1,750
August 1993, sale of common stock
   ($.25/share) ..............................       --       --    18,000      4,500        --           --         --      4,500
October 1993, sale of common stock
   ($.25/share) ..............................       --       --    10,000      2,500        --           --         --      2,500
November 1993, sale of common stock
   ($.25/share) ..............................       --       --     9,000      2,250        --           --         --      2,250
December 1993, sale of common stock
   ($.25/share) ..............................       --       --    30,000      7,500        --           --         --      7,500
December 1993, capital contributed by an
   officer ...................................       --       --        --         --        30           --         --         30
Net loss .....................................       --       --        --         --        --           --     (3,006)    (3,006)
                                                 ------   ------   -------   --------  --------   ----------   --------    --------
                   BALANCE, DECEMBER 31, 1993        --       --   473,800     50,900     2,676           --    (23,578)    29,998

January 1994, sale of common stock
   ($.25/share) ..............................       --       --     2,500        625        --           --         --        625
January 1994, capital contributed by an
   officer ...................................       --       --        --         --        25           --         --         25
February 1994, sale of common stock
   ($.25/share) ..............................       --       --     2,500        625        --           --         --        625
February 1994, capital contributed by an
   officer ...................................       --       --        --         --       100           --         --        100

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001
                                                                                                 Comprehensive
                                                                                                    Income
                                                                                                  ----------    Deficit
                                                                                                  Unrealized  Accumulated
                                                 Preferred Stock     Common Stock      Additional   Holding     During
                                                 ---------------   ------------------   Paid-in      Gains    Development
                                                 Shares   Amount   Shares     Amount   Capital    and Losses    Stage       Total
                                                 ------   ------   -------   --------  --------   ----------   --------    --------

February 1994, 89,000 common stock warrants
   issued in connection with stock sales .....       --       --        --         --        --           --         --          --
March 1994, sale of common stock
   ($.25/share) ..............................       --       --    16,000      4,000        --           --         --       4,000
March 1994, 16,000 common stock warrants
   issued in connection with stock sales .....       --       --        --         --        --           --         --          --
April 1994, sale of common stock
   ($.25/share) ..............................       --       --    12,000      3,000        --           --         --       3,000
April 1994, shares issued for services, at
   fair value ($.10/share) ...................       --       --    12,600      1,260        --           --         --       1,260
May 1994, 12,000 common stock warrants
   issued in connection with stock sales .....       --       --        --         --        --           --         --          --
June 1994, capital contributed by an
   officer ...................................       --       --        --         --       100           --         --         100
June 1994, sale of common stock
   ($.25/share) ..............................       --       --    12,000      3,000        --           --         --       3,000
July 1994, capital contributed by an
   officer ...................................       --       --        --         --       100           --         --         100
July 1994, 12,000 common stock warrants
   issued in connection with stock sales .....       --       --        --         --        --           --         --          --
October 1994, sale of common stock
   ($.20/share) ..............................       --       --    20,000      4,000        --           --         --       4,000
November 1994, 20,000 common stock warrants
   issued in connection with stock sales .....       --       --        --         --        --           --         --          --
Net loss .....................................       --       --        --         --        --           --    (15,690)    (15,690)
                                                 ------   ------   -------   --------    ------   ----------   --------    --------
                    BALANCE, DECEMBER 31, 1994       --       --   551,400     67,410     3,001           --    (39,268)     31,143

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001

                                                                                                 Comprehensive
                                                                                                    Income
                                                                                                  ----------    Deficit
                                                                                                  Unrealized  Accumulated
                                                 Preferred Stock     Common Stock     Additional    Holding     During
                                                 ---------------   ------------------   Paid-in      Gains    Development
                                                 Shares   Amount   Shares     Amount   Capital    and Losses    Stage       Total
                                                 ------   ------   -------   --------  --------   ----------   --------    --------

February 1995, capital contributed by an
   officer ..................................        --       --        --         --         5           --         --           5
March 1995, sale of common stock
   ($.20/share) .............................        --       --     7,500      1,500        --           --         --       1,500
March 1995, 7,500 common stock warrants
   issued in connection with stock sales ....        --       --        --         --        --           --         --          --
May 1995, sale of common stock
   ($.20/share) .............................        --       --    12,500      2,500        --           --         --       2,500
May 1995, 12,500 common stock warrants
   issued in connection with stock sales ....        --       --        --         --        --           --         --          --
June 1995, capital contributed by an
   officer ..................................        --       --        --         --       200           --         --         200
August 1995, sale of common stock
   ($.20/share) .............................        --       --    10,000      2,000        --           --         --       2,000
August 1995, capital contributed by an
   officer ..................................        --       --        --         --       425           --         --         425
August 1995, 10,000 common stock warrants
   issued in connection with stock sales ....        --       --        --         --        --           --         --          --
Net loss ....................................        --       --        --         --        --           --     (7,519)     (7,519)
                                                 ------   ------   -------   --------  --------   ----------   --------    --------
                   BALANCE, DECEMBER 31, 1995        --       --   581,400     73,410     3,631           --    (46,787)     30,254




               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001


                                                                                                Comprehensive
                                                                                                   Income
                                                                                                  ----------    Deficit
                                                                                                 Unrealized   Accumulated
                                                 Preferred Stock     Common Stock     Additional   Holding     During
                                                 ---------------   ------------------   Paid-in     Gains     Development
                                                 Shares   Amount   Shares     Amount   Capital    and Losses    Stage        Total
                                                 ------   ------   -------   --------  --------   ----------   --------    --------

Comprehensive income (loss):
   Net loss ..................................       --       --        --         --        --           --    (15,280)    (15,280)
   Unrealized holding gain on investment
      securities available-for-sale ..........       --       --        --         --        --      103,388         --     103,388
                                                                                                                           --------
             Total comprehensive income (loss)                                                                               88,108
                                                 ------   ------   -------   --------  --------   -----------  --------    --------
                    BALANCE, DECEMBER 31, 1996       --       --   581,400     73,410     3,631      103,388    (62,067)    118,362

Office space contributed by officer (Note B)         --       --        --         --     1,500           --         --       1,500
Comprehensive income (loss):
   Net loss ..................................       --       --        --         --        --           --    (48,721)    (48,721)
   Unrealized holding loss on investment
      securities available-for-sale ..........       --       --        --         --        --     (120,748)        --    (120,748)
                                                                                                                           --------
             Total comprehensive income (loss)                                                                             (169,469)
                                                 ------   ------   -------   --------  --------   -----------  --------    --------
                    BALANCE, DECEMBER 31, 1997       --       --   581,400     73,410     5,131      (17,360)  (110,788)    (49,607)

Office space contributed by officer (Note B)         --       --        --         --     1,500           --         --       1,500
Comprehensive income (loss):
   Net loss ..................................       --       --        --         --        --           --     (7,049)     (7,049)
   Unrealized holding loss on investment
      securities available-for-sale ..........       --       --        --         --        --      (10,277)        --     (10,277)
                                                                                                                           --------
             Total comprehensive income (loss)                                                                              (17,326)
                                                 ------   ------   -------   --------  --------   -----------  --------    --------
                   BALANCE, DECEMBER 31, 1998        --       --   581,400     73,410     6,631      (27,637)  (117,837)    (65,433)

Office space contributed by officer (Note B)         --       --        --         --     1,500           --         --       1,500


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001


                                                                                               Comprehensive
                                                                                                  Income
                                                                                                 ----------    Deficit
                                                                                                 Unrealized  Accumulated
                                                Preferred Stock     Common Stock     Additional   Holding       During
                                                ---------------  -------------------  Paid-in      Gains     Development
                                                Shares   Amount    Shares    Amount   Capital    and Losses     Stage       Total
                                                ------   ------  ---------  --------  --------   ---------    ---------   ---------

Comprehensive income (loss):
   Net loss ..................................     --       --          --        --        --          --       (1,560)     (1,560)
   Unrealized holding gain on investment
      securities available-for-sale (Note C) .     --       --          --        --        --       2,096           --       2,096
                                                                                                                          ---------
           Total comprehensive income (loss) .                                                                                  536
                                                ------   ------  ---------  --------  --------   ---------    ---------   ---------
              BALANCE, DECEMBER 31, 1999 .....     --       --     581,400    73,410     8,131     (25,541)    (119,397)    (63,397)

July 2000, exercise of common stock warrants
   ($.10/share) (Note B) .....................     --       --     487,400    48,740        --          --           --      48,740
July 2000, exercise of common stock warrants
   ($.25/share) (Note B) .....................     --       --      24,000     6,000        --          --           --       6,000
July 2000, stock issued in exchange for
   expenses paid on behalf of the Company by
   an affiliate ($.25/share) (Note B) ........     --       --      42,500    10,625        --          --           --      10,625
July 2000, 250,000 common stock warrants
   issued to officer (Note B) ................     --       --          --        --        --          --           --          --
October 2000, sale of common stock
   ($.25/share) ..............................     --       --      40,000    10,000        --          --           --      10,000
December 2000, sale of common stock
   ($.25/share) ..............................     --       --      48,000    12,000        --          --           --      12,000
Comprehensive income (loss):
   Net loss ..................................     --       --          --        --        --          --      (77,002)    (77,002)
   Unrealized holding loss reclassified to
      realized loss on securities available-
      for-sale (Note C)                            --       --          --        --        --      22,704           --      22,704
                                                                                                                           --------
             Total comprehensive income (loss)                                                                              (54,298)
                                                ------   ------  ---------  --------  --------   ---------    ---------   ---------
                    BALANCE, DECEMBER 31, 2000     --    $   --  1,223,300  $160,775  $  8,131   $  (2,837)   $(196,399)  $ (30,330)
                                                ======   ======  =========  ========  ========   =========    =========   =========


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

            Consolidated Statement of Shareholders' Equity (Deficit)

                January 1, 1992 (Inception) through June 30, 2001


                                                                                                Comprehensive
                                                                                                   Income
                                                                                                 ----------    Deficit
                                                                                                 Unrealized  Accumulated
                                                 Preferred Stock    Common Stock     Additional   Holding     During
                                                 --------------- -------------------  Paid-in      Gains     Development
                                                 Shares  Amount   Shares     Amount   Capital    and Losses    Stage        Total
                                                 ------  ------  ---------  --------  --------   ----------   --------    --------



January 2001, shares issued in exchange for
  accrued compensation to an officer
  ($.25/share) (unaudited)....................       --      --    156,004    39,001        --           --          --     39,001
February 2001, sale of common stock
  ($.25/share) (unaudited) ...................       --      --     40,000    10,000        --           --          --     10,000
June 2001, exercise of common stock warrants
  ($.25/share) (unaudited) ...................       --      --     24,000     6,000        --           --          --      6,000
June 2001, exercise of common stock warrants
  ($.20/share) (unaudited) ...................       --      --     10,000     2,000        --           --          --      2,000
June 2001, stock issued in exchange for
  expenses paid on behalf of the Company
  by an affiliate ($.50/share)
  (unaudited) (Note B) .......................       --      --      7,295     3,648        --           --          --      3,648
June 2001, shares issued in exchange for
  accrued compensation to an officer
  ($.50/share) (unaudited)....................       --      --     36,400    18,200        --           --          --     18,200
Comprehensive income(loss):
   Net loss (unaudited) ......................       --      --         --        --        --           --     (38,985)   (38,985)
   Unrealized holding gain (unaudited) .......       --      --         --        --        --           78          --         78
                                                                                                                          --------
              Total comprehensive income (loss)                                                                            (38,907)
                                                 ------  ------  ---------  --------  --------   ----------   ---------   --------
             BALANCE, JUNE 30, 2001 (unaudited)      --  $   --  1,496,999  $239,624  $  8,131   $   (2,759)  $(235,384)  $  9,612
                                                 ======  ======  =========  ========  ========   ==========   =========   ========


           See accompanying summary of significant accounting policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                      Consolidated Statements of Cash Flows


                                                                                                             January 1,  January 1,
                                                                                                               1992        1992
                                                           For the Six Months Ended   For the Year Ended    (Inception) (Inception)
                                                                   June 30,               December 31,       Through      Through
                                                           ----------------------    --------------------    June 30,   December 31,
                                                              2001        2000         2000       1999         2001         2000
                                                           ---------    ---------    ---------  ---------    --------    ---------
                                                          (unaudited)  (unaudited)                          (unaudited)
Cash flows from operating activities:
    Net loss ............................................. $ (38,985)   $ (49,680)   $ (77,002) $  (1,560)   $(235,384)  $(196,399)
    Transactions not requiring cash:
       Realized (gain) loss on sale of
          securities (Note C) ............................        --       22,357       22,357         --       42,980      42,980
       Common stock issued for services provided and
          expenses paid on behalf of the Company .........    21,848        5,313       10,625         --       66,246      44,398
       Office space contributed by the President
          (Note B) .......................................        --           --           --      1,500        4,500       4,500
       Changes in current liabilities:
          Increase in accounts payable and accrued
             liabilities .................................       583       20,785       36,164         --       48,072      47,489
                                                           ---------    ---------    ---------  ---------    ---------   ---------
                     Net cash used in operating activities   (16,554)      (1,225)      (7,856)       (60)     (73,586)    (57,032)
                                                           ---------    ---------    ---------  ---------    ---------   ---------

Cash flows from investing activities:
    Proceeds from the sale of investment securities ......        --        5,450        5,450         --       17,476      17,476
    Investment in common stock (Note C) ..................   (10,000)          --           --         --      (10,000)         --
    Investment security purchases ........................        --       (4,243)      (4,243)        --      (43,732)    (43,732)
                                                           ---------    ---------    ---------  ---------    ---------   ---------
    Net cash provided by (used in) in investing activities   (10,000)       1,207        1,207         --      (36,256)    (26,256)
                                                           ---------    ---------    ---------  ---------    ---------   ---------

Cash flows from financing activities:
    Proceeds from sales of common stock
      and warrant exercise (Note E) ......................    18,000           --       22,000         --      116,410      98,410
    Capital contribution by officer (Note B) .............        --           --           --         --        3,631       3,631
    Payments for offering costs ..........................        --           --           --         --       (3,000)     (3,000)
                                                           ---------    ---------    ---------  ---------    ---------   ---------
                 Net cash provided by financing activities    18,000           --       22,000         --      117,041      99,041
                                                           ---------    ---------    ---------  ---------    ---------   ---------

                                            Change in cash    (8,554)         (18)      15,351        (60)       7,199      15,753
Cash, beginning of period ................................    15,753          402          402        462           --          --
                                                           ---------    ---------    ---------  ---------    ---------   ---------
Cash, end of period ...................................... $   7,199    $     384    $  15,753  $     402    $   7,199   $  15,753
                                                           =========    =========    =========  =========    =========   =========

Supplemental disclosure of cash flow information:
Cash paid during the period for:
       Interest .......................................... $      --    $      --    $      --  $      --    $      --   $      --
                                                           =========    =========    =========  =========    =========   =========
       Income taxes ...................................... $      --    $      --    $      --  $      --    $      --   $      --
                                                           =========    =========    =========  =========    =========   =========

    Non-cash financing activity:
       Stock issued to officer in exchange for past
          compensation (Note B) .......................... $  39,001    $      --    $  54,740  $      --    $  93,741   $  54,740
                                                           =========    =========    =========  =========    =========   =========
       Unrealized holding gains (losses) (Note C) ........ $      78    $    (174)   $    (347) $   2,096    $  (2,759)  $  (2,837)
                                                           =========    =========    =========  =========    =========   =========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

Norrlanska Kross, Inc. (the "Company") is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises".

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Marketable securities

Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. As of December 31, 2000 and 1999, all investment securities were classified as available-for-sale securities.

Available-for-sale securities

Available-for-sale securities consist of marketable equity securities. The securities are stated at fair value and unrealized gains and losses, net of the related tax effect, are reported as a separate component of shareholders' deficit.

Investment in Common Stock

Investments in common stock representing 20% to 50% ownership, and companies in which the Company exercises significant influence are reflected at cost plus equity in the undistributed net earnings (losses) since acquisition. Minority interests in common stock of non-publicly traded companies and partnerships are reflected at cost.

Comprehensive income

Comprehensive  income  consists of net income and the  unrealized  holding  gain
(loss) on available-for-sale investment securities and is presented in the statement of shareholders' deficit.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Planned revenue recognition policy

The Company plans to recognize revenue when services are performed or products are shipped.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings per share has been computed on the weighted average of common shares outstanding. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. The Company had 429,000 and 690,400 warrants outstanding at December 31, 2000 and 1999, respectively, which entitled holders to purchase shares of the Company's common stock at prices ranging from $.10 to $.25 per share. However, as of December 31, 2000 and 1999, all of the warrants were anti-dilutive; therefore, there was no variance between the basic and diluted loss per share.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of consolidated financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximate carrying value. The carrying amounts of cash, investments, accounts payable, and other current liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company adopted SFAS No. 123 during the period ended September 30, 1999; however, the Company has elected to continue to determine the value of stock-based compensation arrangements with employees under the provisions of APB 25. Pro forma disclosures have been included with the accompanying consolidated financial statements at Note D.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basis of presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company is a development stage company with a net capital deficit at December 31, 2000 totaling $30,330 and net losses of $196,399 from January 1, 1992 (inception) through December 31, 2000. These factors among others raise substantial doubt that the Company will be able to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to merge with or acquire an operating company on a timely basis and ultimately to attain profitability (see Note A).

NOTE A:  BACKGROUND

The Company was incorporated under the laws of Colorado on December 11, 1991. The Company was formed to transact any lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code. During the period from January 1, 1992 (inception) through October 28, 1996, the Company's business consisted of primarily financial consulting and management consulting services such as accounting, SEC filings and merger and acquisition services to an affiliate, Solar Energy Research Corp ("SERC"). Commencing October 29, 1996, management changed the plan of operation to engage in the business of acquiring an asset or business through a merger or acquisition. The Company intends to generate revenue by acquiring a majority interest in an operating company that is in the battery business.

The Company formed a wholly owned subsidiary, Caseel, Inc., a Colorado corporation, on December 4, 2000 pursuant to a Letter of Intent the Company entered into with Cajas de Seguridad Electronic (Bahamas), a Mexican corporation, and its affiliate, All Safes Technology, Inc., a Canadian corporation (collectively "CSE"). CSE assembles, markets and installs electronic in-room safes. CSE's major market is the hospitality industry in the US. To date, no definitive agreement has been reached between the companies, nor does the management expect such agreement to be reached. Accordingly, the Company has cancelled its letter of intent with CSE. Caseel, Inc. remains a wholly owned subsidiary of the Company with no current operations.

The Company formed a wholly owned subsidiary, Battery Power Online USA, Inc. ("Battery USA") on December 19, 2000 pursuant to a Letter of Intent the Company entered into with Battery Power Online, Inc. ("BPO") on November 22, 2000. BPO is a British Colombia based Canadian corporation. BPO sells battery to the US and Canada retail and wholesale market via the Internet. On January 31, 2001, the Company entered into an Agreement and Plan of Reorganization with BPO. The Plan of Reorganization was executed on March 12, 2001 (merger date). After the merger date, Battery USA in no longer affiliated with the Company. (See Note D)

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company formed a wholly owned subsidiary, Enviro-Quest Technologies Inc., a Colorado corporation, on January 26, 2001 pursuant a Letter of Intent the Company entered into with Enviro-Quest Inc., a Canadian corporation. Enviro-Quest, Inc. is engaged in research and development, commercial marketing, manufacturing and distribution of anti-sap stain lumber treatment chemical. To date, no definitive agreement has been reached between the companies, nor does the management expect such agreement to be reached. Accordingly, the Company has cancelled its letter of intent with Enviro-Quest Inc. Enviro-Quest Technologies, Inc. remains a wholly owned subsidiary of the Company with no current operations.

The Company  intends to continue to look for merger  targets in the future.  All
intercompany   transactions  between  the  Company  and  its  subsidiaries  were eliminated in consolidation.

NOTE B:  RELATED PARTY TRANSACTIONS

For the period from January 1, 1992 (inception) through December 31, 1999, an officer provided office space to the Company at no charge. For the year ended December 31, 1999, $1,500 was included in the accompanying consolidated financial statements as rent expense with a corresponding credit to contributed capital. During the year ended December 31, 2000, the Company paid the officer $1,500 for use of the office space. The office space was valued at $1,500 per year based on the market rate in the local area.

As of December 31, 2000, the Company was indebted to an officer in the amount of $39,001. During the six months ended June 30, 2001, the Company satisfied this liability with 156,004 shares ($.25 per share) of the Company's common stock. Also, during the six months ended June 30, 2001, the Company compensated the officer with 36,400 shares ($.50 per share) of the Company's common stock for services valued at $18,200.

As of December 31, 2000, the Company was indebted to an affiliate, Amery Coast Corporation, in the amount of $3,648. During the six months ended June 30, 2001, the Company satisfied this liability with 7,295 shares ($.50 per share) of the Company's common stock.

As of December 31, 1999, the Company owed the officer $63,891 for accrued salaries. During the year ended December 31, 2000, the officer used a portion of the accrued salaries as consideration for the exercise of common stock warrants. On July 21, 2000, the officer exercised 487,400 and 24,000 warrants that carried purchase prices of $.10 and $.25 per share, respectively. The purchase price of the stock totaled $54,740, which reduced the obligation owed to the officer from $63,891 to $9,151. During the year ended December 31, 2000, the officer earned salaries totaling $29,850, which increased the Company's obligation to the officer to $39,001. The $39,001 is included in the accompanying consolidated financial statements as due to officer.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2000, an affiliate, Amery Coast Corporation, paid professional fees and general and administrative expenses on behalf of the Company, which totaled $10,625. On July 21, 2000, the Company issued 42,500 shares of its no par value common stock to the affiliate as payment for the expenses.

On July 22, 2000, the Company issued warrants to the officer to purchase 250,000 shares of the Company's no par value common stock at $.25 per share (see Note
F).

During the period from January 1, 1992 (inception) through December 31, 1996, the Company advanced $36,973 to an affiliate, Telegen Corporation, formerly SERC, for working capital and received 10,199 shares of Telegen's common stock as payment for the advances. During the same period, the Company charged Telegen Corporation $50,700 in financial consulting fees and received $16,250 and 9,503 shares of Telegen's common stock as payment for financial consulting fees. In 1996, SERC merged with Telegen Corporation and changed its name to Telegen Corporation. The Company is no longer affiliated with Telegen Corporation.

During the period from January 1, 1992 (inception) through December 31, 1996, the officer of the Company contributed $3,631 to the Company for working capital. The $3,631 is included in the accompanying consolidated financial statements as additional paid-in capital.

NOTE C:  INVESTMENT SECURITIES

Available-for-sale Securities

Following is a summary of investment securities at June 30, 2001 (unaudited), December 31, 2000 and 1999:
                                                June 30,      December 31,
                                                  2001            2000
                                               -----------     ----------
Available-for-sale securities:                 (unaudited)

Equity securities, at cost .................   $  4,243        $  4,243
Gross unrealized losses ....................     (2,759)         (2,837)
                                               -----------     ----------
            Equity securities, at fair value   $  1,484        $  1,406
                                               ===========     ==========

Changes in the unrealized holding losses on available-for-sale investment securities during the years ended December 31, 2000 and 1999, are as follows:

                                                June 30,      December 31,
                                                  2001            2000
                                               -----------     ----------
                                               (unaudited)
Beginning balance, unrealized
  holding loss .............................   $ (2,837)       $(25,541)
  Unrealized holding gains .................         78              --
  Unrealized holding losses reclassified
     to realized losses.....................         --          22,704
                                               -----------     ----------
     Ending balance, unrealized holding loss   $ (2,759)       $ (2,837)
                                               ===========     ==========

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of investment gains and losses recognized in income during the years ended December 31, 2000 and 1999:

                                                      June 30,     December 31,
                                                        2001           2000
                                                      ---------    -------------
Available-for-sale securities:                       (unaudited)
  Realized gains .................................    $    -       $       -
  Realized losses.................................         -         (22,357)
                                                      ---------    -------------
              Loss on investment securities......     $    -       $ (22,357)
                                                      =========    =============

Investment in Common Stock

The Company incorporated a wholly owned subsidiary, Battery Power Online U.S.A., Inc. ("Battery USA") on December 19th, 2000 as required by the terms of a letter of intent entered into by the Company and Battery Power Online, Inc. ("BPO") on November 22, 2000. The Company entered into a Plan of Reorganization with BPO on January 31, 2000. BPO is a British Colombia based Canadian corporation. BPO was not affiliated with the Company, its management or its subsidiaries prior to the transaction. BPO sells battery to the US and Canada retail and wholesale market through the Internet. The Plan of Reorganization was executed on March 12, 2001. Under the Plan of Reorganization, Battery USA issued 6.3 million shares of its common stock, representing 81% ownership in exchange for 100% ownership of BPO. After March 12, 2001, the Company owns 19% of Battery USA. Battery USA is the surviving legal entity. Battery USA has filed a registration statement with the SEC on Form SB-2 to register all of its shares. The Company plan to "spin-off" Battery USA by a share dividend to its shareholders.

Battery USA's operations were consolidated into the Company's operations as of March 12, 2001. After the merger date, the Company accounted for its ownership in Battery USA as an investment in an affiliate at cost, in the amount of $10,000. (unaudited)

NOTE D: PRO FORMA CONDENSED, COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

The following unaudited condensed, combined pro forma statements of operations have been derived from the statements of operations of the Company and BPO for the six months ended June 30, 2001 and the year ended December 31, 2000. The unaudited condensed, combined pro forma statements of operations give effect to the issuance of 6.3 million shares of Battery USA's common stock. The unaudited condensed, combined statements of operations are presented as if the stock issuance occurred at the beginning of the periods presented. The unaudited condensed, combined statements of operations should be read in conjunction with the notes to the unaudited condensed, combined statements of operations and the separate audited financial statements and notes thereto of each of the companies included in the pro forma as of their respective balance sheet dates.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These unaudited condensed, combined statements of operations are not necessarily indicative of the results of operations had the stock issuance occurred at the beginning of the period nor of results to be expected in the future.

                                           For the
                                    --------------------
                                   Six Months     Year
                                     Ended       Ended
                                    6/30/01     12/31/00
                                    --------------------
                                   (unaudited) (unaudited)
Revenue .........................   $     --    $     --
Expenses ........................    (38,998)    (54,708)
Interest Income .................         13          63
Loss on sale of securities ......         --     (22,357)
                                    --------    --------
Net loss, as reported ...........   $(77,002)   $(77,002)
                                    ========    ========
Pro Forma Adjustments:
    Consulting fees .............      5,000      (5,000)
                                    --------    --------
Pro forma net loss ..............   $(72,002)   $(82,002)
                                    ========    ========
    Dividends ...................   $     --    $ (9,980)
                                    ========    ========

Basic and diluted loss per common
   share, as reported ...........   $  (0.03)   $  (0.09)
                                    ========    ========
Pro forma basic and diluted loss
   per common share .............   $  (0.05)   $  (0.10)
                                    ========    ========

Notes

The following assumptions are used: $5,000 additional consulting expenses would be incurred during year 2000; the Company would distribute 1,496,999 shares of the Battery USA stockholdings to its shareholders. The average number of shares outstanding remains the same.

NOTE E:  SHAREHOLDERS' DEFICIT

Preferred Stock

The Company is authorized to issue 500,000 shares of no par value preferred stock. As of December 31, 2000, no preferred stock is issued and outstanding. The preferred shares of stock carry no pre-emptive or cumulative voting rights. The Board of Directors has the authority to divide the preferred shares into series and to fix by resolution, the voting powers, designation, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations, or restrictions of the shares of any series so established.

Common Stock

The Company is authorized to issue 25,000,000 no par value common stock.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due the six months ended June 30, 2001, the Company sold 40,000 shares of its no par value common stock for $10,000, or $.25/share when the fair value of the stock was $.25/share, to an unrelated third party. (unaudited)

During the year ended December 31, 2000, the Company sold 88,000 shares of its no par value common stock for $22,000, or $.25 per share to an unrelated third party.

Dividend

In December 1992, the Company paid a common stock dividend of 49,800 shares. Because the Company had no reinvested earnings and the common stock had no par value, the issuance of the common stock dividend had no effect on total shareholders' deficit.

Warrants

During the six months ended June 30, 2001, two existing shareholders exercised 34,000 warrants by paying $8,000, an average price of $.23/share. No additional warrants were issued or cancelled. (unaudited)

During the period from January 1, 1992 (inception) through December 31, 1995, the Company issued 487,400, 50,000, and 153,000 warrants to purchase common stock at $.10, $.20, and $.25 per share, respectively. On July 21, 2000, the officer exercised 511,400 warrants as payment for prior years' compensation (see Note B). On July 22, 2000, the Company issued warrants to the officer to purchase an additional 250,000 shares of common stock at $.25 per share, which management determined as the fair value of the common stock based on contemporaneous transactions and other analysis. All warrants were fully vested on the date of issuance. The following schedule summarizes the changes in the Company's outstanding warrants:

                             Warrants Outstanding and Exercisable     Weighted
                                -------------------------------       Average
                                   Number of      Exercise Price  Exercise Price
                                    Shares          Per Share        Per Share
                                   ---------       ------------    -------------
Balance at December 31, 1998....     690,400       $.10 to $.25        $   0.14
   Warrants issued .............          --                 --        $     --
   Warrants exercised ..........          --                 --        $     --
   Warrants canceled ...........          --                 --        $     --
                                   ---------       ------------    -------------

Balance at December 31, 1999....     690,400       $.10 to $.25        $   0.14
   Warrants issued .............     250,000       $       0.25        $   0.25
   Warrants exercised ..........    (511,400)      $.10 to $.25        $   0.11
   Warrants canceled ...........        --                 --          $     --
                                   ---------       ------------    -------------

Balance at December 31, 2000...      429,000       $.20 to $.25        $   0.24
                                   ---------                       -------------

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             Warrants Outstanding and Exercisable     Weighted
                                -------------------------------       Average
                                   Number of      Exercise Price  Exercise Price
                                    Shares          Per Share        Per Share
                                   ---------       ------------    -------------
   Warrants exercised                (34,000)      $.20 to $.25     $    0.23
   Warrants canceled                      --              --               --
                                   ---------       ------------    -------------

Balance at June 30, 2001             395,000       $.20 to $.25         $ 0.24
                                   =========                       =============


Pro Forma

The weighted average fair value of the 250,000 warrants issued during the year ended December 31, 2000 was $.126 per share. All other warrants were issued before December 31, 1995. The issued and outstanding warrants were each issued with exercise periods of ten years and expire from 2004 through 2010.

Pro forma information regarding net income and earnings per share is required by SFAS 123 as if the Company had accounted for its issued warrants under the fair value method of that Statement. The fair value for these warrants was estimated at the date of issuance using the Black-Scholes option-pricing model with the following assumptions:

        Risk-free interest rate ..................       6.00%
        Dividend yield ...........................       0.00%
        Volatility factor ........................      50.00%
        Weighted average expected life............     5 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants. However, the Company has presented the pro forma net loss and pro forma basic and diluted loss per common share using the assumptions noted above.

                             NORRLANSKA KROSS, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  For the Years Ended
                                                      December 31,
                                               ------------------------
                                                  2000           1999
                                               ----------      --------

         Net loss, as reported ...........     $  (77,002)     $(1,560)
                                               ==========      =======
         Pro forma net loss ..............     $ (108,502)     $(1,560)
                                               ==========      =======

         Basic and diluted loss per common
            share, as reported ...........     $    (0.09)     $ (0.00)
                                               ==========      =======
         Pro forma basic and diluted loss
            per common share .............     $    (0.13)     $ (0.00)
                                               ==========      =======


NOTE F:  INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                      December 31,
                                                  ----------------------
                                                    2000         1999
                                                  ---------    ---------
     U.S. federal statutory graduated rate ....     18.18%       15.00%
     State income tax rate,
        net of federal benefit ................      3.89%        4.04%
     Net operating loss for which no tax
        benefit is currently available ........    -22.07%      -19.04%
                                                  -------      -------
                                                     0.00%        0.00%
                                                  =======      =======

At December 31, 2000, deferred taxes consisted of a net tax asset of $39,975, due to operating loss carryforwards of $196,399, which was fully allowed for, in the valuation allowance of $39,975. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the years ended December 31, 2000 and 1999 were $16,994 and $297, respectively. Net operating loss carryforwards will expire through 2020.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the years ended December 31, 1999 and 2000 appearing in this prospectus which is part of a registration statement have been audited by Cordovano an Harvey, P.C. and are included in reliance upon such reports given upon the authority of Cordovano an Harvey, P.C. as experts in accounting and auditing.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the company and the selling security holders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Information in this prospectus concerning the contents of any contract or any other document referred to is not necessarily complete. Reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. All of that information is qualified in all respects by such reference to such exhibit.

You may read and copy any document we file at the Securities and Exchange Commission's Public Reference Rooms at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; Everett McKinley Dirksen Building, 219 S. Dearborn Street, Chicago, Illinois 60604; and the Federal Building at 26 Federal Plaza, New York, New York 10278. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Securities and Exchange Commission filings by going to the Commission's website at http://www.sec.gov.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article X of our Articles of Incorporation provide, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such officer's or director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with Mr. Wiegand pursuant to which we will agree to indemnify him for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by him in connection with any criminal or civil action brought or threatened against such person by reason of him being or having been our officer or director or employee. In order to be entitled to indemnification by us, Mr. Wiegand must have acted in good faith and in a manner Mr. Wiegand believed to be in our best interests and, with respect to criminal actions, Mr. Wiegand must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------


We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. Other than participating Broker-Dealer fees, the estimated expenses of issuance and distribution are set forth below.

       ===============================================================
       Registration Fees                 Approximately   $      187.32
       ---------------------------------------------------------------
       Transfer Agent Fees               Approximately   $      500.00
       ---------------------------------------------------------------
       Costs of Printing and Engraving   Approximately   $      500.00
       ---------------------------------------------------------------
       Legal Fees                        Approximately   $   15,000.00
       ---------------------------------------------------------------
       Accounting Fees                   Approximately   $   10,000.00
       ===============================================================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On January 26, 2001, we issued 156,004 shares of our common stock to Mr. Wiegand as payment for the $39,001 obligation owed as of December 31, 2000. We believe the shares were issued in a transaction which satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. We valued the stock at $.25 per share, which management determined as the fair value of the common stock based on contemporaneous transactions and other analysis.


On or about October 24, 2000, we issued 40,000 shares of our common stock to an accredited investor, Larry Johnston, for $0.25 per share. On December 22, 2000, we issued an additional 48,000 shares of common stock to Mr. Johnston at $0.25 per share; and on February 28, 2001, we issued 40,000 shares of our common stock to Mr. Johnston, for $0.25 per share. The funds which we received from the sale of those shares were used to pay our stock transfer agent, legal and accounting costs and costs of this registration statement. We believe each of these transactions satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission


During fiscal 2000, we issued a total of 88,000 shares of common stock at a price of $0.25 per share in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Our net proceeds were approximately $22,000.

On July 21, 2000, Mr. Wiegand exercised 487,400 and 24,000 warrants that carried purchase prices of $.10 and $.25 per share, respectively. We issued 511,400 shares of common stock to Mr. Wiegand in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. The purchase price of the stock totaled $54,740, which reduced the obligation owed to Mr. Wiegand from $63,891 to $9,151.

Exhibits
--------

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.
-----------

1.   Underwriting Agreement (not applicable)

2.   Agreement and Plan of Reorganization with Battery Power Online, Inc.

3.1  Articles of Incorporation (Charter Document)

3.2  Certificate of Amendment of Articles of Incorporation

3.3  Bylaws

8.   Opinion Re: Tax Matters (not applicable)

11.  Statement Re: Computation of Per Share Earnings*

15.  Letter on unaudited interim financial information (not applicable)

23.1 Consent of Auditors

24. Power of Attorney is included on the signature page of the registration statement

*    Included in Financial Statements


Undertakings
------------




A. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to our registration statement to be signed on our behalf by the undersigned, in the city of Longmont, Colorado, on August 31, 2001.


Norrlanska Kross, Inc.,
a Colorado corporation


/s/ James B. Wiegand
------------------------------------
James B. Wiegand
President, Chief Financial Officer, Director


IIn accordance with the requirements of the Securities Act of 1933, this registration statement was signed on this 31st day of August, 2001, the following persons in the capacities and on the dates stated:


/s/ James B. Wiegand                                    August 31, 2001
------------------------------------
James B. Wiegand
President, Chief Financial Officer, Director


/s/ Janet S. Collins                                    August 31, 2001
------------------------------------
Janet S. Collins
Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes James B. Wiegand with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Norrlanska Kross, Inc.,


/s/  James B. Wiegand                                   August 31, 2001
------------------------------------
James B. Wiegand
President, Chief Financial Officer, Director


/s/  Janet S. Collins                                   August 31, 2001
------------------------------------
Janet S. Collins
Secretary